April 9, 1999



Board of Directors of
Tera Computer Company

Dear Sirs:

     I have supervised the corporate proceedings relative to the issuance of:

     1. 1,111,111 shares of common stock, $.01 par value (the "Common Stock"), of Tera Computer Company, a Washington corporation (the "Company"), and warrants to purchase 1,111,111 shares of Common Stock, and of the authorization of shares of Common Stock issuable upon exercise of such warrants, pursuant to the Purchase Agreement, dated as of March 9, 1999, by and between the Company and Banca del Gottardo of Lugano, Switzerland (the "March Placement");

     2. 88,889 shares of Common Stock and warrants to purchase 200,000 shares of Common Stock, and of the authorization of shares of Common Stock issuable upon exercise of such warrants, to Banca del Gottardo in connection with the March Placement; and

     3. 25,000 shares of Common Stock and warrants to purchase 25,000 shares of Common Stock, and of the authorization of shares of Common Stock issuable upon exercise of such warrants, to Vijay Alimchandani in connection with the March Placement.

The shares of Common Stock issued to Banca del Gottardo and Vijay Alimchandani pursuant to the above-referenced Purchase Agreement and in connection with the March Placement, as the case may be, are referred to herein as the "Shares." The warrants issued to Banca del Gottardo and Vijay Alimchandani pursuant to the above-referenced Purchase Agreement and in connection with the March Placement, as the case may be, are referred to herein as the "Warrants."

     I also am familiar with the corporate proceedings relative to the incorporation of the Company and to its present corporate status. Based upon the foregoing and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Washington, with full corporate power to issue the Shares and the Warrants, and to issue the Common Stock reserved for issuance upon exercise of the Warrants.

     2. The Shares have been duly authorized by appropriate corporate action and are validly issued, fully paid, and nonassessable.


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     3. The shares of Common Stock issuable upon exercise of the Warrants have been duly authorized and reserved for such purpose by appropriate corporate action. The shares of Common Stock issuable upon exercise of the Warrants will be validly issued, fully paid, and nonassessable upon such exercise.


                                       Very truly yours,

                                       /s/ KENNETH W. JOHNSON

                                       Kenneth W. Johnson, Esq.
                                       Vice President - Finance
                                       and General Counsel